Exhibit 99.1

155 North Lake Avenue 91101
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500    Fax 1.626.568.7144
Press Release

FOR IMMEDIATE RELEASE	May 28, 2015

For additional information contact:
Kevin C. Berryman
Executive Vice President and Chief Financial Officer
626.578.3505

Jacobs Elects Dawne S. Hickton to Its Board of Directors

PASADENA, CALIF. - Jacobs Engineering Group Inc. (NYSE:JEC) announced today the election of Dawne S. Hickton, President and Chief Executive Officer of RTI International Metals, Inc. (NYSE: RTI), to its Board of Directors.

In announcing the election, Jacobs Executive Chairman Noel G. Watson said, “We are delighted to welcome Dawne, who brings a wealth of proven business leadership experience with a CEOs perspective, to our Board. Having served as a senior officer in a publicly traded company for nearly two decades, she has a contemporary understanding of how to engage with all of our stakeholders, in addition to driving a strong growth agenda. I expect Dawne’s impact on our company to be an important and positive one.”

Under her leadership, Ms. Hickton guided RTI’s impressive transformation and expansion. RTI’s fiscal year 2014 reported results represent a compound annual growth rate of more than 15 percent in revenue and 45 percent in operating income since fiscal year 2010.

During her career Ms. Hickton also served as a public company director of FNB Corporation from 2006 until 2013, including membership of the Compensation, Nominating and Corporate Governance and Executive Committees, and as a Director of the Federal Reserve Bank of Cleveland, Pittsburgh branch, since January 2012.

A graduate of the University of Rochester, Ms. Hickton earned a J.D. degree from the University of Pittsburgh and first joined RTI as vice president and general counsel in 1997. In 2005 she was promoted to senior vice president of administration and principal financial officer, and in 2007 she was appointed to the role of vice chair and CEO.

Jacobs is one of the world's largest and most diverse providers of technical professional and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our

Exhibit 99.1

forward-looking statements. For a description of some of the factors that may occur that could cause actual results to differ from our forward-looking statements see our Annual Report on Form 10-K for the period ended September 26, 2014, and in particular the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as the Company’s other filings with the Securities and Exchange Commission. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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